EXHIBIT 5
               von BRIESEN, PURTELL & ROPER, S.C.
                        Attorneys at Law
411 Building Office
Suite 700
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4470              Please Reply To:

Telephone 414-276-1122                        X  411 Building Office
                                             ---
Facsimile 414-276-6281                       --- Water Street Office

Water Street Office
Suite 1000
735 North Water Street
Milwaukee, Wisconsin 53202-4184

Telephone 414-273-7000
Facsimile 414-273-7897

May 14, 1998

The Board of Directors
Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI 53403

Gentlemen:

This firm is counsel for Modine Manufacturing Company (the "Company"), which is the registrant in a Registration Statement under the Securities Act of 1933 on Form S-8, dated May 14, 1998, relating to the registration of 500,000 shares of the Company's common stock, $0.625 par value per share (the "Shares"), to be offered and sold pursuant to the Modine Manufacturing Company Contributory Salaried Employee Stock Ownership and Investment Plan.

As counsel, we are familiar with the action taken by the Company in connection with the authorization of the Shares. We have examined such records and other documents as we have deemed necessary for the opinion hereinafter expressed.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares described in the Registration Statement will be, when sold, legally issued by the Company, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b), of the Wisconsin Statutes, which provides, in part, that shareholders of a Wisconsin corporation are personally liable to an amount equal to the par value of shares owned by them for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Von BRIESEN, PURTELL & ROPER, S.C.

VON BRIESEN, PURTELL & ROPER, S.C.
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